Exhibit 99.1

TELA Bio Reports First Quarter 2022 Financial Results

MALVERN, PA, May 10, 2022 -- TELA Bio, Inc. ("TELA"), a commercial-stage medical technology company focused on providing innovative soft-tissue reconstruction solutions that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy, today reported financial results for the first quarter ended March 31, 2022.

Recent Highlights

•	Reported revenue of $8.2 million for the first quarter, representing growth of 40% over the corresponding period of 2021;

•	Increased demand for OviTex® and OviTex PRS Reinforced Tissue Matrix products in the first quarter of 2022, resulting in a year-over-year revenue increase for each product of approximately 21% and 111%, respectively;

•	Ended the first quarter with 50 sales reps and remain on track for 55 sales reps by midyear; and

•	Appointed D. Taylor Ocasio as the Company's new General Counsel.

"Our latest results reflect another solid quarter for our soft-tissue reconstruction solutions. Strong demand for our novel preservation and restoration products grew throughout the quarter and has continued into the second quarter," said Antony Koblish, co-founder, President and Chief Executive Officer of TELA Bio. "We were especially encouraged by the positive response to our third hands-on medical education course held in March, which was attended by over 30 healthcare personnel. The popularity of these courses remains strong and our next hands-on event will be held later this week. These educational activities and our growing sales force combined with the continued shift from plastic mesh to natural repair solutions and our ever-increasing volume of compelling clinical research, lead us to believe that 2022 will be a breakout year for TELA Bio."

First Quarter 2022 Financial Results

Revenue was $8.2 million in the first quarter of 2022, an increase of 40% compared to the prior year. The increase was due to the expansion of our commercial organization, increased penetration within our existing customer accounts and stronger international sales.

Gross profit was $5.0 million in the first quarter of 2022, or 61% of revenue, compared to $3.5 million, or 59% of revenue, in the same period in 2021. The increase in gross margin was due primarily to a decrease in the excess and obsolete inventory adjustments as a percentage of revenue as compared to the prior year.

Operating expenses were $14.8 million in the first quarter of 2022, compared to $10.7 million in the same period in 2021. The increase was due to higher salaries and employee-related expenses from additional headcount as we continue to expand of our organization, increased travel expenses and increased professional and consulting fees.

Loss from operations was $9.8 million in the first quarter of 2022, compared to a loss from operations of $7.3 million in the same period in 2021.

Net loss was $10.9 million in the first quarter of 2022, compared to a net loss of $8.1 million in the same period in 2021.

Cash and cash equivalents on March 31, 2022 totaled $33.0 million.

2022 Financial Guidance

We continue to monitor and evaluate the impact the COVID-19 pandemic has had and will continue to have on our results of operations. Despite these challenges, full year 2022 revenue remains projected to range from $40 million to $45 million, reflecting growth of 36% to 53% over full year 2021. A higher than expected impact from the COVID-19 pandemic in 2022 could materially affect this projection.

Conference Call

TELA Bio will host a conference call at 4:30 p.m. Eastern Time on Tuesday, May 10, 2022 to discuss its first quarter 2022 financial results. The conference call can be accessed by dialing 855-548-1219 for participants in the U.S. or Canada, and 409-217-8881 for international callers, using conference ID 8249526. A live and archived webcast of the event can be accessed via the Events & Presentations page of the investor section of TELA's website.

About TELA Bio, Inc.

TELA Bio, Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on providing innovative technologies that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy. The Company is committed to providing surgeons with advanced, economically effective soft-tissue reconstruction solutions that leverage the patient's natural healing response while minimizing long-term exposure to permanent synthetic materials. For more information, visit www.telabio.com.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA's management. Such forward-looking statements include statements relating to our expected revenue and revenue growth for the full year 2022. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business of the ongoing COVID-19 pandemic and the development of new variants of COVID-19, including but not limited to any impact on our ability to market our products, demand for our products due to deferral of procedures using our products, the labor and staffing environment in the healthcare industry, or disruption in our supply chain, our ability to achieve or sustain profitability, our ability to gain market acceptance for our products and to accurately forecast and meet customer demand, our ability to compete successfully, our ability to enhance our product offerings, development and manufacturing problems, capacity constraints or delays in production of our products, maintenance of coverage and adequate reimbursement for procedures using our products, product defects or failures. These risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact

Greg Chodaczek
332-895-3230
ir@telabio.com

TELA Bio, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$33,016	$43,931
Accounts receivable, net	4,311	4,234
Inventory	10,267	7,658
Prepaid expenses and other assets	2,735	3,232
Total current assets	50,329	59,055
Property and equipment, net	1,460	1,186
Intangible assets, net	2,227	2,303
Right-of-use asset	1,339	—
Total assets	$55,355	$62,544

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$5,703	$2,414
Accrued expenses and other current liabilities	6,583	8,161
Total current liabilities	12,286	10,575
Long-term debt with related party	31,669	31,491
Other long-term liabilities	1,362	380
Total liabilities	45,317	42,446

Stockholders’ equity:
Preferred stock; $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value: 200,000,000 shares authorized; 14,556,750 and 14,529,606 shares issued and 14,556,748 and 14,529,577 shares outstanding at March 31, 2022 and December 31, 2021, respectively	15	15
Additional paid-in capital	250,819	250,064
Accumulated other comprehensive loss	(5)	(52)
Accumulated deficit	(240,791)	(229,929)
Total stockholders' equity	10,038	20,098
Total liabilities and stockholders' equity	$55,355	$62,544

TELA Bio, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended March 31,
	2022	2021
Revenue	$8,231	$5,877
Cost of revenue (excluding amortization of intangible assets)	3,156	2,336
Amortization of intangible assets	76	76
Gross profit	4,999	3,465
Operating expenses:
Sales and marketing	9,378	6,299
General and administrative	3,458	2,756
Research and development	2,007	1,679
Total operating expenses	14,843	10,734
Loss from operations	(9,844)	(7,269)
Other (expense) income:
Interest expense	(911)	(889)
Other (expense) income	(107)	22
Total other expense	(1,018)	(867)
Net loss	$(10,862)	$(8,136)
Net loss per common share, basic and diluted	$(0.75)	$(0.56)
Weighted average common shares outstanding, basic and diluted	14,538,864	14,438,405
Comprehensive loss:
Net loss	$(10,862)	$(8,136)
Foreign currency translation adjustment	47	(11)
Comprehensive loss	$(10,815)	$(8,147)